UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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PROXY SUPPLEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

April 3, 2009
PROXY SUPPLEMENT
TO THE
PROXY STATEMENT, DATED FEBRUARY 27, 2009,
OF
TENNENBAUM CAPITAL PARTNERS, LLC
     This proxy supplement (this “Proxy Supplement”) supplements the definitive proxy statement of Tennenbaum Capital Partners, LLC (“TCP” or “we”), dated February 27, 2009 (the “Proxy Statement”), prepared in connection with the 2009 annual meeting of stockholders of Online Resources Corporation (the “Company”), which is to be held at 2:00 P.M. (EDT) on Wednesday, May 6, 2009 at the Washington Dulles Hilton, located at 13869 Park Center Road, Herndon, Virginia 20171, and at any adjournments, postponements or continuations thereof (the “Annual Meeting”).
     On page 6 of the Proxy Statement under the heading “Information Contained in the Company Proxy Statement”, we referred you to the Company’s proxy statement for the Annual Meeting (the “Company’s Proxy Statement”), when it became available, for the following information (the “Additional Company Information”): (i) information concerning compensation of directors and executive officers of the Company, (ii) the date by which proposals of stockholders intended to be presented at the 2010 annual meeting of stockholders must be received by the Company in order to be included in the Company’s proxy materials for that meeting, and (iii) the date after which stockholder proposals for the 2010 annual meeting of stockholders will be considered untimely. Since the date of the Proxy Statement, the Company’s Proxy Statement, dated March 20, 2009, was filed with the Securities and Exchange Commission and mailed to stockholders of the Company. For your reference, this Proxy Supplement reproduces certain sections of the Company’s Proxy Statement that contain the Additional Company Information. The information in Annex B has been reproduced directly from the Company’s Proxy Statement without revision of any sort. As a result, references to “we”, “our” and “us” in Annex B refer to the Company.
     Annex A of this Proxy Supplement updates the table appearing on page B-1 of the Proxy Statement under the heading “Beneficial Ownership of the Company’s Securities” to reflect information set forth in the Company’s Proxy Statement.

ANNEX A
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of the Company’s securities by: (i) the Company’s named executive officers, as identified in the Company’s Proxy Statement, (ii) the Company’s directors, and (iii) holders of more than 5% of the Company’s Common Stock. Unless otherwise indicated below, information below regarding the number of shares beneficially owned by each director and executive officer of the Company is based solely on the Company’s Proxy Statement. Except for TCP, information below regarding the number of shares beneficially owned by each holder of more than 5% of the Company’s Common Stock is based solely on the most recent Statement of Acquisition of Beneficial Ownership on Schedule 13G or Schedule 13D which has been filed by such holder.
     According to the Company’s Proxy Statement, shares of Common Stock that may be acquired by an individual or group within 60 days of March 9, 2009 pursuant to the exercise of options or warrants or the conversion of other securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, the owners named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided by these stockholders. Except as provided below, percentage of ownership is based on 29,892,595 shares of Common Stock outstanding on March 9, 2009, as disclosed in the Company’s Proxy Statement.

	Shares Beneficially
	Owned
Name and Address	Number	Percent
Tennenbaum Capital Partners, LLC(1)	7,447,570	21.6%
2951 28th Street, Suite 1000 Santa Monica, CA 90405
Barclays Global Investors, NA(2)	1,482,725	5.0%
400 Howard Street San Francisco, CA 94105
ClearBridge Advisors, LLC(3)	1,528,020	5.1%
620 8th Avenue New York, NY 10018
Manning & Napier Advisors, Inc.(4)	1,690,550	5.7%
290 Woodcliff Drive Fairport, NY 14450
Schroder Investment Management North America, Inc.(5)	1,637,500	5.5%
875 Third Avenue, 21st Floor New York, NY 10022
Wellington Management Company, LLP(6)	1,840,079	6.2%
75 State Street Boston, MA 02109
Stephen S. Cole(7)	34,689	*
Michael H. Heath(8)	65,942	*
Michael E. Leitner	—	—
Janey A. Place(9)	9,864	*
J. Heidi Roizen(10)	10,093	*
Ervin R. Shames(11)	65,755	*
Joseph J. Spalluto(12)	84,828	*
William H. Washecka(13)	40,126	*
Barry D. Wessler(14)	52,967	*
Matthew P. Lawlor(15)	1,671,516	5.5%
Raymond T. Crosier(16)	436,537	1.4%
Catherine A. Graham(17)	178,407	*
All current directors and executive officers as a group (12 persons)(18)	2,650,724	8.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. The addresses for the Company’s directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

(1)	Includes 4,621,570 shares of Common Stock into which 75,000 shares of Preferred Stock held by certain of the Funds is initially convertible.

(2)	This information is based solely on a Schedule 13G filed by Barclays Global Investors, NA and certain of its affiliates with the Commission on February 5, 2009. Barclays Global Investors, NA has sole voting power over 623,670 shares of Common Stock and sole dispositive power over 797,309 shares of Common Stock and Barclays Global Fund Advisors has sole voting power and sole dispositive power over 685,416 shares of Common Stock.

(3)	This information is based solely on a Schedule 13G filed by ClearBridge Advisors, LLC with the Commission on February 13, 2009.

(4)	This information is based solely on a Schedule 13G filed by Manning & Napier Advisors, Inc. with the Commission on February 12, 2009.

(5)	This information is based solely on a Schedule 13G/A filed by Schroder Investment Management North America Inc. with the Commission on February 13, 2009. Schroder Investment Management North America Inc, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the Common Stock outstanding.

(6)	This information is based solely on a Schedule 13G filed by Wellington Management Company, LLP with the Commission on February 17, 2009.

(7)	Includes 19,799 shares issuable upon exercise of options to purchase common stock.

(8)	Includes 49,408 shares issuable upon the exercise of options to purchase common stock.

(9)	Includes 7,203 shares issuable upon the exercise of options to purchase common stock.

(10)	Includes 7,203 shares issuable upon the exercise of options to purchase common stock.

(11)	Includes 39,665 shares issuable upon the exercise of options to purchase common stock.

(12)	Includes 42,933 shares issuable upon the exercise of options to purchase common stock.

(13)	Includes 25,121 shares issuable upon the exercise of options to purchase common stock.

(14)	Includes 21,108 shares issuable upon the exercise of options to purchase common stock.

(15)	Includes 398,450 shares of common stock issuable upon exercise of options to purchase common stock. Of the total shares, 11,629 shares are held by the Rosemary K. Lawlor Trust, 97,229 shares are held by the Rosemary K. Lawlor Irrevocable Trust, 97,230 shares are held by the Matthew P. Lawlor Irrevocable Trust, 10,000 shares are held by his mother, Mary M. Lawlor, and 200,000 are held as a GRAT.

(16)	Includes 283,991 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 6,250 and 1,400 shares are held of record by Deborah Crosier (Mr. Crosier’s wife) and Jennifer Wisdom (Mr. Crosier’s daughter), respectively.

(17)	Includes 146,693 shares issuable upon the exercise of options to purchase common stock.

(18)	Includes 1,041,574 shares issuable upon the exercise of options to purchase common stock. See also notes 7 through 17 above for further details concerning such options.

ANNEX B
EXECUTIVE COMPENSATION
     Note: The information in this Annex B has been reproduced directly from the Company’s Proxy Statement without revision of any sort. As a result, references to “we”, “our” and “us” in this Annex B refer to the Company.
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Online Resources Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Executive Summary
     The Management Development and Compensation (MD&C) Committee of our Board of Directors is responsible for establishing and maintaining all of our executive officer and senior management compensation programs. These programs are designed to attract and retain qualified executives and managers, and reward them for delivering value to our shareholders.
     Our compensation programs’ levels and design are based on pay-for-performance. We target base salary compensation at the 40th percentile of market, and provide variable compensation opportunities to earn total compensation between the 60th and 70th percentiles when we meet our financial and operating targets and outperform our peers. Our variable compensation programs provide for 1) cash and/or restricted stock equity compensation tied to performance measures, 2) time-vested equity compensation issued as options that have value only if our stock price increases following their date of grant, and 3) time-vested equity compensation issued as restricted stock for which the value increases and decreases with the price of our common stock.
     In July 2007, the MD&C Committee asked Watson Wyatt to provide a pay-for-performance analysis of our executive compensation programs compared to our peer group. This analysis provided the potential and actual awards paid under the executive annual and long-term incentive plans which was then compared to company performance. The analysis concluded that the compensation paid to the executive officers and performance was misaligned because the amount of compensation lagged operating performance. In February 2009, the MD&C Committee again asked Watson Wyatt to provide a pay-for-performance analysis, which concluded that executive compensation was still below peer group compensation for comparable performance.
     In 2008, the base salaries of the Chief Executive Officer, other executive officers and senior management were paid in cash with the exception of a portion of their fourth quarter salaries. All annual and long-term incentive compensation was paid in equity. Through the grant of equity incentives, we seek to align the interests of our management team with the interests of our shareholders, by creating a direct link between compensation and shareholder return. We also believe that enabling our management team to achieve ownership in our Company at levels that are meaningful to them improves our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, equity-based incentive grants are an important element in enabling our management team to build savings for retirement.
     Between 69% and 85% of our executive officers’ 2008 target total direct compensation was granted in equity. Given the high reliance on pay for performance in our compensation structure, the MD&C Committee believes it is important to look at realized compensation versus target compensation. For example, in 2008 the Chief Executive Officer earned bonus compensation that was 65% of his 2008 target annual compensation because of financial performance shortfalls relative to Annual Compensation Plan targets. As all 2008 bonus compensation was paid in equity, and as the market price of our stock declined significantly between the grant and vesting dates, the market value of his earned bonus compensation was only 16% of its grant value. In total, the cash and market value of the Chief Executive Officer’s 2008 annual compensation was approximately 58% of his target. Including the market value of long-term incentive compensation granted during 2008, and assuming full vesting of performance-vested shares, the cash and market value the Chief Executive Officer’s 2008 total direct compensation was approximately 37% of his target.
     At the beginning of 2008, the MD&C Committee increased the target compensation of the Chief Executive Officer. This action was based on data compiled and presented by Watson Wyatt Worldwide showing that, contrary to our stated compensation philosophy, he was in the bottom quartile for total compensation despite company operating results which outperformed the peer group.
     During 2008, economic factors negatively affected our financial performance relative to our plan. These factors included a sharp drop in interest rates, which reduced associated revenue and operating earnings by more than $5 million compared to 2007. While we still increased revenue, maintained earnings and generated cash flow during 2008, we did not meet our growth targets. The MD&C Committee, along with management, took a number of mid-cycle actions to respond to changing conditions and align the interests of our executive officers and senior managers with those of shareholders. These actions included:
•	Our executive officers and senior managers exchanged between 8% and 21% of their annual cash base salaries for equity during 2008 to further ensure our financial health and align their interests with those of shareholders.

•	Based on grant value, our executive officers earned 65% of their 2008 annual incentive compensation targets, reflecting the impact of steep interest rate declines as well as the impact of other economic and business factors on our revenue and earnings.

•	As 2008 annual incentive compensation was paid entirely in equity, the carrying value of the earned compensation at vesting was down 75% from its value at grant, reflecting the same stock price declines experienced by our shareholders.

•	The portion of both 2007 and 2008 long-term equity incentive grants that are linked to performance factors saw reduced probabilities of vesting at the end of their three-year performance periods based on 2008 interest rate declines and other economic factors impacting performance. Also, the carrying value of any performance-based equity that ultimately vests, along with the value of other time-vested equity, declined significantly from the values at which it was granted.

     The MD&C Committee and management believe that the value of actual 2008 compensation received by our executives and managers reflected both our performance against targets and relative to our peers, and the market environment in which we are operating
     For 2009, we have adjusted our compensation programs to reflect increased uncertainty with regard to the market environment and business factors that influence our financial and operating performance, and by extension, the value of shareholder equity.
•	We have implemented 5% across-the-board reductions to annual cash base salaries, reflecting generally lower market compensation levels.

•	The annual bonus plan will be paid entirely in restricted stock. The number of shares granted was calculated using a $4.00 share price, a 16% premium to the market price on the date of grant. The amount of shares that will actually vest is dependent upon performance.

•	The dollar value targets of our long-term incentive equity grants have been reduced by an average of 25%. The number of shares granted was calculated using a $4.00 share price, a 16% premium to the market price on the date of grant. Equity granted as options, however, still have exercise prices equal to the market price.

•	Other employee benefits programs have been curtailed.

•	Without considering the impact of issuing annual and long-term incentive equity grants at a premium to market price, we have reduced the total annual compensation opportunity for our executive officers by 14% to 23%.
     The MD&C Committee, in conjunction with executive management, will continue to review its compensation and benefits programs throughout 2009 and make other adjustments if and as it believes necessary or prudent.
Compensation Philosophy and Objectives
•	A Meaningful Portion of Compensation Should be Performance-Based. We believe that variable compensation tied to company performance should represent a meaningful portion of total compensation for our executive officers and senior managers, and that the percentage of compensation tied to company performance should be highest for our executive officers.
•	56% of our Chief Executive Officer’s targeted 2008 compensation was “at-risk”, with 31% tied to the achievement of performance factors and an additional 25% in options that have value only if our stock price increases following their date of grant.

•	50% of our President’s targeted 2008 compensation was “at-risk”, with 34% tied to the achievement of performance factors and an additional 16% in options that have value only if our stock price increases following their date of grant.

•	46% of our Chief Financial Officer’s targeted 2008 compensation was “at-risk”, with 30% tied to the achievement of performance factors and an additional 16% in options that have value only if our stock price increases following their date of grant.
•	Our Compensation Programs Should Emphasize Stock Ownership. We believe that stock ownership is a valuable tool to align the interests of managers and employees with those of shareholders. Our Board of Directors has established specific stock ownership guidelines for themselves as well as for executive officers and certain senior managers. Much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and under our long-term equity incentive plan, but open market purchases are encouraged to fill out or exceed the guidelines. We also provide the means for broader stock ownership by employees at all levels through our Employee Stock Purchase Plan.
•	85% of our Chief Executive Officer’s targeted 2008 compensation was granted in equity.

•	72% of our President’s targeted 2008 compensation was granted in equity.

•	69% of our Chief Financial Officer’s targeted 2008 compensation was granted in equity.
•	Our Compensation Programs Must Be Competitive. We need to hire, retain and motivate executive officers and senior managers with the requisite skills and experience to develop, expand and execute on our business opportunities, as this is essential to our success in providing value to shareholders. As such, we benchmark our compensation against companies in our industry sector or with similar operating characteristics. We target base salary compensation at the 40th percentile of market, with the opportunity to earn total compensation between the 60th and 70th percentiles when we meet our own targets and outperform our competition.

•	We Consider Total Compensation in Designing Our Programs. As a growth company, we seek executive officers and senior managers who are motivated by the desire to participate in building an expanding, profitable and high quality organization. Since this type of employee values participation in our growth as much or more than base salary, the Committee looks at the aggregate of our base salary, annual incentive and long-term equity incentive compensation plans when assessing the adequacy, appropriateness and competitiveness of our compensation structure.

•	Our Compensation Programs Should Reward both Company and Individual Performance. In determining annual incentive and long-term equity incentive awards, we look primarily to company performance and the performance of our peers. However, merit increases to base salaries are weighted towards individual performance and we have spot bonus and other recognition programs to reward individual achievement.

Compensation Program Design
     The MD&C committee reviews the design of our total compensation program on a regular basis, incorporating recommendations and best practices communicated by its independent compensation consultants. For 2008, the MD&C Committee made two material modifications to plan design. The first was changing the allocation of long-term incentive grants among time-vested options, time-vested restricted stock and performance-vested restricted stock. The second was allowing our executive officers and senior managers to exchange a portion of base salary for equity during the year.
     Our compensation program for executive officers and senior management currently consists of:
•	base salary,

•	annual cash or equity-based incentive compensation, and

•	long-term equity-based incentive compensation.
     Our executive officers and senior management also participate in the broad-based benefits plans that are available to other employees and we avoid additional material perquisites.
     We do not generally have employment agreements that provide for continued employment for any period of time or guarantee severance benefits upon termination without cause or for good reason. We do have a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of both i) a change in control of our Company and ii) termination of that person under specified circumstances within one year after the change in control. Additionally, we have entered into a limited number of severance agreements as a part of our acquisitions of other companies.
     The MD&C Committee regularly requests benchmark compensation studies with regard to executive officer and senior management positions, to ensure that its decisions are based on current market information. It has engaged independent compensation consultants Watson Wyatt Worldwide to prepare these studies, with the two most recent studies being completed in July 2007 and February 2009. These studies provide relevant market data, trends and alternatives to consider when making compensation decisions, and the MD&C Committee uses the study information to construct management compensation plans that are intended to be both competitive and within established target ranges relative to market-median levels. Watson Wyatt and any other independent compensation consultants engaged by the Committee are not engaged by management in any other capacity so as to preserve their independence.
     In making compensation decisions, the MD&C Committee compares total compensation and its components against a peer group of publicly traded companies recommended by Watson Wyatt. This peer group, which is reviewed and updated annually, consists of companies in the specific market sectors in which we compete and general industry companies with consolidated and/or segment revenues comparable to ours. Each of the peer group companies has revenues of less than $1.0 billion and market capitalizations and employment levels that are reasonably similar to ours. The MD&C Committee believes the peer group is a reasonable representation of the market for management’s services.
     The companies included in the peer group for the February 2009 study used to review our prior compensation decisions for 2008 and construct our compensation decisions for 2009 are:
•	ACI Worldwide, Inc.

•	Bottomline Technologies, Inc

•	Cass Information Systems, Inc.

•	CSG Systems International, Inc

•	Cybersource Corporation

•	GoldLeaf Financial Solutions, Inc.

•	Global Cash Access Holdings

•	iGate Corporation

•	Intersections, Inc.

•	Net 1 U.E.P.S. Technologies, Inc.

•	Radiant Systems, Inc.

•	S1 Corporation.

•	Tier Technologies, Inc.

•	TNS, Inc.

•	Wright Express Corporation
     Our peer group contains nine companies from our previously published peer group and five new companies. Companies were removed from our peer group either because they had been acquired and were no longer public or because they were no longer considered to be comparable from a revenue size or market capitalization viewpoint.
     As a result of the limited number of companies in our peer group, the MD&C Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2008 and 2009 compensation programs.
Compensation Elements
     Base Salary. Base salaries for our executive officers and senior managers are reviewed and reset annually. Given our total compensation approach and the value our executive and senior management places on participating in current and future growth, base salaries tend to be underweighted in our compensation structure. The Committee seeks to benchmark base salaries at approximately the 40th percentile of the high growth companies within the established peer group.
     In addition to the market data from the peer group and other sources, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including:
•	each executive officer’s scope of responsibilities,

•	each executive officer’s qualifications, skills and experience,

•	internal pay equity among senior executives, and

•	individual job performance, including both impact on current financial results and contributions to building longer-term shareholder value.
     Within this framework, annual increases are primarily driven by individual performance.
     In 2008, our executive officers and senior managers, exchanged cash base salary for equity in the form of restricted stock units that vested before year end. Our executive officers exchanged between 17% and 21% of their annual cash base salary for equity, and other senior managers exchanged between 8% and 11%. This action was taken to ensure our continuing financial health and to further align the interests of our managers with those of our shareholders.
     Beginning in February 2009, we instituted a 5% pay cut from stated base salaries for our executives, managers and other staff. This was done to ensure our continuing financial health and to reset our general compensation framework to current market levels. We also have no salary increases scheduled for 2009, and will reconsider only if we are delivering earnings performance that exceeds our plan.
     Annual Incentive Compensation. We provide annual incentive compensation for our executive officers, senior and mid-level managers under our Annual Incentive Plan. These individuals have the most direct influence over our financial and operating performance, and thus their annual incentive compensation is based on our Company’s and their respective divisions’ performance against established performance goals.
     The Annual Incentive Plan is designed to drive current period, division and company-wide performance consistent with our stated long-term growth, profitability and service quality objectives. The Committee seeks to establish performance objectives at a level that rewards competitively superior performance with competitively superior compensation. Our annual incentive compensation is paid in cash, equity or a combination of the two, with the mix of payment type established at the beginning of each year.
     Before the start of each year, the Committee determines the principal elements of the Annual Incentive Plan for the coming year:
•	performance goals for both corporate and the divisions,

•	bonus allocations to be tied to each of the performance goals., and

•	target bonus levels, expressed as either a percentage of salary or a fixed amount for each identified level or title grouping of management.
     Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the MD&C Committee.
     The MD&C Committee believes that in the context of its total compensation approach, the design of, and payouts under, the 2008 Annual Incentive Plan were fair to both participants and shareholders, and that the plan structure continues to be appropriate. It also believes that the 2009 Annual Incentive Plan design and established goals are appropriate and will deliver fair value to both participants and shareholders.
     No participant in our Annual Incentive Plan has exceeded $1 million in annual taxable compensation. As such, we have not had the material terms of the performance goals under our Annual Incentive Plan approved by shareholders as would be required to qualify for an exemption from limits on deductibility of compensation under Internal Revenue Code section 162(m) and related regulations. We will continue to monitor compensation levels and will consider submitting the material terms of our performance goals to shareholders if the compensation of any of our executive officers or senior managers materially exceeds this threshold.
     Performance Goals and Bonus Allocations. The MD&C Committee determines both the types of, and the targets for, the annual performance goals. Typical performance goals include annual or other periodic revenue growth or amount, operating profitability growth or amount, core net income growth or amount, free cash flow amount and service quality or other operating performance metrics. Financially-oriented performance goals are generally tied to our Board-approved budget and operating plan. Some or all of these performance goals may be established on an adjusted basis, either for ease of measurement or to exclude factors beyond management’s control.
     For 2008, the MD&C Committee selected the following as the performance goals for the 2008 Annual Incentive Plan:
•	revenue,

•	core earnings per share, and

•	division specific service quality thresholds.
     Corporate and division targets were established for each of these goals and the percentage of bonus payout tied to each of the goals was as follows:

Performance Goal	Corporate	Division
Revenue	50%	45%
Core Earnings per Share	50%	45%
Service Quality	0%	10%

     The MD&C Committee determined that bonus payouts for corporate participants, including the executive officers, would be based entirely on achievement of the established corporate performance targets, while division participants would have 50% of their bonus payouts based on division performance targets and 50% based on corporate performance targets. This structure was established to support and reward the operating objective of achieving cross-divisional product sales and client support.
     Looking forward, the MD&C Committee has again selected revenue, core earnings per share and division specific quality measures as performance goals for the 2009 Annual Incentive Plan. Corporate and division performance targets have been established for each goal based on our 2009 budget and operating plan. The MD&C Committee determined that it would change the percentage of bonus payout tied to each of the goals in order to emphasize our priority on earnings growth. For 2009, the percentage of bonus payout tied to each of the goals is as follows:

Performance Goal	Corporate	Division
Revenue	30%	30%
Core Earnings per Share	70%	60%
Service Quality	0%	10%
     As was the case in 2008, bonus payouts to corporate participants, including the executive officers, will be based entirely on achievement of the established corporate performance targets. Division participants will have 50% of their bonus payouts based on division performance targets and 50% based on corporate performance targets. Payouts pursuant to the 2009 Annual Incentive Plan will be made in restricted stock units that will vest on or about March 1, 2010.
     Target Bonus Levels. The MD&C Committee establishes bonus targets for executive officers and certain members of senior management which are percentages of their actual base salaries. Fixed dollar bonus targets were established for other position or title groups within our management team.
     Bonus targets are established by the MD&C Committee within its total compensation approach. Factors considered included peer group comparable compensation, internal compensation equity between participants of the same level or title, cash and equity compensation mix at the various levels of management and affordability.
     For 2008, bonus targets for our executive officers and senior managers were:
•	100% of base salary for our Chief Executive Officer,

•	75% of base salary for our President and Chief Operating Officer,

•	60% of base salary for our Executive Vice President and Chief Financial Officer, and

•	between 25% and 50% of base salary for our senior managers.
     Under the 2008 plan, management earned bonuses of between 65% and 85% of their targets, with our executive officers earning 65%, which was the weighted average of 70%

performance against revenue goals and 60% performance against earnings goals. All of these bonus amounts were paid in restricted stock units that vested on March 1, 2009.
     The average 2008 payout under our 2008 Annual Incentive Plan was less than in pre-2007 periods, due largely to a shortfall in actual revenue and earnings compared to plan. The shortfall in actual revenue and earnings was largely due to a sharp and unprecedented decline in interest rates during the period, which reduced the interest revenue that we earn on our float balances. As interest rate declines were beyond the control of management and also disproportionately impacted a portion of the participants, the MD&C Committee adjusted revenue and core earnings targets by approximately half of the net interest rate decline impact during the year in order to make bonus payouts more equitable.
     For 2009, the MD&C Committee followed a consistent process and considered similar factors in establishing bonus targets. It concluded that those targets should remain unchanged from the 2008 plan.
     All 2009 bonus amounts up to the established targets will be paid in restricted stock units that were granted at $4.00 per share, a 16% premium over the market price of our stock on the date of grant. These restricted stock units will vest in amounts based on our performance against established performance goals on or about March 1, 2010. The MD&C Committee has determined that given current market conditions, it would be inappropriate to allow bonus payments made in equity to increase above target levels. If our 2009 performance against established goals warrants bonus payments in excess of targets, those amounts will be paid in cash.
     Long-Term Equity-Based Incentive Compensation. We make long-term incentive compensation available to our executive officers, senior and mid-level managers, generally in the form of time-vested stock options and restricted stock units and performance-vested restricted stock units. Through the grant of these equity incentives, we seek to align the long-term interests of our management team, including our executive officers, with the long-term interests of our shareholders, by creating a direct link between compensation and shareholder return. We also seek to enable members of our management team to achieve ownership in our Company at levels that are meaningful to them, thereby improving our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, long-term equity-based incentive grants are an important element in enabling members of our management team to build savings for retirement.
     Each year’s Long-Term Incentive Plan is designed to link compensation to our performance over the three year period beginning with the grant year. The MD&C Committee selected a three year period because they believed it was the longest period over which management could be expected to provide a reasonably accurate forecast. They also determined that it was possible to obtain similarly reasonable predictions of competitors’ future performance for this period, but not for longer.
     Award targets for each three-year plan cycle are established by the MD&C Committee within its total compensation approach, including seeking alignment between performance and pay. Factors considered include estimated peer group performance, peer group comparable compensation, cash and equity compensation mix at the various levels of management and affordability.
     Award targets are expressed as either a percentage of actual base salary or a fixed dollar amounts and are converted to share-equivalent grants generally based on the fair market value of our stock on the date of grant, as measured by the closing price per share on that date. The number of stock option shares granted is determined using the Black-Scholes option pricing model to determine the theoretical fair market value of the stock option on the date of grant. The stock options are exercisable at the fair market value on the date of grant. The number of restricted shares granted is generally determined using the fair market value on the date of grant. The restricted shares carry no exercise price.
     Time-vested stock option and restricted stock grants vest annually over the three year period provided the participant continues to remain employed by us. Performance-vested restricted stock vests at the end of the three year period, with the number of shares that vest based on our performance against two performance targets established by the Committee for that three year period. As performance-vested restricted stock is intended to focus participants on our long-term performance and not reward tenure, participants having this grant type who leave us during the three year period may be entitled to partial vesting of their shares at the end of the three year period. They will be vested for either 33.3% or 66.7% of the shares that would have vested at the end of the three year period, if they were employed by us for at least one or two years of the period, respectively. All stock option grants have a seven year life.
     Performance-vested restricted stock is tied to performance targets selected by the MD&C Committee for the three year period covered by the plan year’s performance-vested restricted stock grants. These performance goals will tend to be growth and profitability oriented and are intended to reflect the measures on which the capital markets value us. We believe that measures such as these best align the long-term interests of management and the shareholders.
     The Committee also creates a vesting band around this target. Vesting of performance-vested restricted stock generally can be increased to as much as 150% of target levels for results that exceed the performance targets. Vesting can also be decreased below target levels, and may be reduced to zero, for results that do not fully meet the targets.
     For 2008, the Long-Term Incentive Plan targets for our executive officers and senior managers were:
•	343% of target base salary for our Chief Executive Officer,

•	118% of target base salary for our President and Chief Operating Officer,

•	106% of target base salary for our Executive Vice President and Chief Financial Officer, and

•	between 30% and 75% of target base salary for our senior managers.
     All participants in the 2008 Long-Term Incentive Plan received grants consisting of time-vested stock options and restricted stock. For the executive officers and senior managers,

performance-vested restricted stock was also granted, with such grants being allocated as follows for 2008:

Time-Vested Stock Options	40%
Time-Vested Restricted Stock	40%
Performance-Vested Restricted Stock	20%
     The mix of time-vested stock options and restricted stock and performance-vested restricted stock for 2008 was altered from the prior year, when time-vested options and restricted stock made up 30% each of total grants and performance-vested restricted stock made up 40%. The MD&C Committee made this change based on recommendations received from its independent compensation consultant, who indicated that our acquisition strategy makes it difficult to forecast future performance, and thus set reasonable performance goals.
     For 2008, the MD&C Committee selected average revenue growth and average earnings before interest and taxes per share as performance goals for the 2008 Long-Tem Incentive Plan, to be measured over the 2008 through 2010 period, and determined that these goals should have equal weight for the 2008 Plan. It established targets for each of these goals based on our three year forecast, as adjusted for a degree of uncertainty in future forecasting, and considering growth and profitability expectations for comparable companies over the same period. It also determined that these targets should be weighted at 50% each for determining payouts.
     The MC&C Committee established vesting bands around its 2008 performance growth and earnings targets. These bands allowed vesting to be increased to as much as 150% of target levels for results that exceeded performance targets, and reduced to as low as 25% for results that fell below performance targets, before going to zero. As depicted in the following matrix for 2008, the intersection of our actual performance against the target for each performance goal will determine the number of performance-based restricted shares that vest at the end of the three year period.

		Profitability Goal
		Minimum	Low	Target	High

	Minimum	25%	38%	63%	88%

Growth	Low	38%	50%	75%	100%

Goal	Target	63%	75%	100%	125%

	High	88%	100%	125%	150%

     For example, if we were to achieve the target value of one performance goal and the high value of the other, 125% of participants’ performance-based restricted shares would vest. Note that the above matrix has been simplified for presentation purposes and actual vesting is interpolated between 25% and 150%.

     At all points in the matrix defined by these vesting bands, the Committee concluded that shareholders would receive fair incremental value after expensing of the related equity compensation.
     Our Long-Term Incentive Plan requires that when we complete an acquisition, disposition or other material transaction during one or more already established three year periods, we adjust our performance targets to reflect the impact that transaction is expected to have on existing performance targets. There were no such acquisitions made during 2008.
     For 2009, The MD&C Committee determined that participant award targets should be reduced in recognition of the current market environment. Across the management group, award targets were decreased by an average of 25% from 2008 levels. This was accomplished by applying tiered percentage reductions ranging from 20% for our mid-level managers to 30% for our Chief Executive Officer. Given these reductions and the previously mentioned 5% reduction to base salaries, 2009 Long-Term Incentive Plan targets for our executive officers and senior managers are now:
•	235% of adjusted base salary for our Chief Executive Officer,

•	87% of adjusted base salary for our President and Chief Operating Officer,

•	78% of adjusted base salary for our Executive Vice President and Chief Financial Officer, and

•	between 25% and 59% of adjusted base salary for our senior managers.
     The MD&C Committee also determined that the 2009 allocation of grants to our executive officers and senior managers should be changed from those used in the 2008 plan. In consideration of the reduced award targets being granted to our executive officers and senior managers and of the difficulty in accurately forecasting three-year performance under the current uncertain economic conditions, the MD&C Committee determined that it would be appropriate to eliminate performance-vested restricted stock for the 2009 plan. Grants that otherwise would have been performance-vested have been reallocated such that executive officers and senior managers received 50% of their grants in time-vested options and 50% in time-vested restricted stock. The MD&C Committee continues to believe in tying a portion of plan grants to long-term performance and so will revisit this decision for the 2010 plan year.
     In determining the number of shares granted under the 2009 plan, we have used a share price of $4.00, a 16% premium to our share price on the date of grant, as the basis for our calculations. Stock options are still exercisable at the fair market value on the date of grant. The percentage target awards referenced above do not take into account this share price premium.
     Benefits and Perquisites. We generally avoid perquisites. Our executive officers and senior managers receive the same benefits as are available to our other full-time employees.
     Severance Compensation. We do not have agreements with our executive officers and most of our senior managers that would provide severance benefits upon termination without cause or for good reason except for the change in control severance plan described below. We have, however, entered into severance agreements with a limited number of senior managers as a part of our acquisitions of other companies.
     Potential Payments upon Termination or Change in Control. We have a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of (i) a change in control of our Company and (ii) termination of any such person under specified circumstances within one year after the change in control.
     The change in control severance plan has a “double trigger” feature, meaning that two events must occur in order for benefits to be paid to a participant. The first event must be a change in control of our Company, which is defined to be (i) any change in control required to be reported in response to Item 1(a) on Form 10-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Act”); (ii) a third person, including a “group” as such term is used in Section 13(d)(3) of the Act, becoming the owner of 50% or more of the combined voting power of our outstanding common stock, unless such acquisition is approved by a majority of our Board prior to such acquisition; or (iii) the directors on our Board cease for any reason to constitute at least a majority of the Board.
     The second event, which must occur within one year after the change of control event, is either (i) the termination of the participant by us for reasons other than cause or disability or (ii) the resignation of the participant from employment for “good reason”. “Good reason” is defined to be any changes in the duties and responsibilities of the participant which are materially inconsistent with the duties and responsibilities of the participant within our Company immediately prior to the change in control, (ii) any material reduction of the participant’s compensation or aggregate benefits, (iii) any required relocation of the participant’s office beyond a 50 mile radius from the location of the participant’s office immediately prior to the change in control, or (iv) any failure by us to obtain the assumption of the change in control severance plan by a successor of our Company.
     In the event the “double trigger” occurs to a participant in the plan, the participant shall be entitled to two categories of benefits. First, a lump sum severance payment equal to the participant’s average annual salary and cash bonus during the three years preceding the change in control, multiplied by (i) 2.99 for each Group A participant (defined to be one of our executive officers), (ii) 2.0 in the case of each Group B participant (defined to be one of the general managers of our operating divisions), and (iii) 1.0 in the case of each Group C participant (defined to be our CTO or Senior Vice President for Strategic Development). Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for such participant and the participant’s family as of the date of his or her termination shall be provided by us to the participant for one year from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if the participant had continued in employment during such period. In addition, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant shall lapse immediately upon such change in control.
     The benefits payable under the plan are subject to increase pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which defines “excess parachute payments” which are subject to certain excise taxes assessed pursuant to Section 4999 of the Code. The purpose of the increase is to ensure that such excise taxes do not diminish the benefit received by a participant under the plan. In addition, the benefits under the plan may be modified as necessary to ensure compliance with Section 409A of the Code governing deferred compensation arrangements.

     Assuming the termination of the participants had occurred on December 31, 2008, and that no modifications of the benefits were required pursuant Sections 280G, 4999 or 409A of the Code, the following represents the benefits that would have been paid under the plan to each participant:

	Average
	Salary/Cash			Value of
	Bonus for 3		Value of Post-	Acceleration of	Total
	Preceding	Lump Sum	Termination	Vesting of	Payments &
Name and Principal	Years	Payment	Benefits	Equity Awards	Benefits
Position	($)	($)(1)	($)(2)	($)(3)	($)
Matthew P. Lawlor Chairman and CEO	$344,082	$1,028,805	$10,536	$842,017	$1,881,358
Raymond T. Crosier President and COO	$260,876	$780,018	$7,068	$370,504	$1,157,591
Catherine A. Graham Executive Vice President and CFO	$240,867	$720,191	$4,638	$328,364	$1,053,194

(1)	Payment must be made within 30 days of the date of termination.

(2)	Assumes the benefits in effect as of December 31, 2008.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2008, $4.74.
Chief Executive Officer Compensation and Performance
     The compensation for Matthew P. Lawlor, our Chairman and Chief Executive Officer, consists of an annual base salary, annual incentive compensation and long-term equity-based incentive compensation. The MD&C Committee determines and recommends to the Board for their approval the level for each of these compensation elements within its total compensation approach, using methods consistent with those used for our other senior executives, including the assessment of Mr. Lawlor’s performance and review of competitive benchmark data.
     Mr. Lawlor’s performance has been evaluated in July of each year, in accordance with a company-wide review cycle. In July 2007, his performance was reviewed and his compensation was set for the August 2007 to July 2008 period. In July 2008, his performance was reviewed and his current compensation, save for subsequent changes made in response to economic factors, was set. Going forward, the performance review cycle for Mr. Lawlor, along with the other executive officers and members of the senior management team, is being changed to coincide with the determination of year-end results. This will increase the ability of the MD&C Committee to tie its assessment of his performance to current relevant results.
     In July 2007, the MD&C Committee recommended, and the independent members of the Board approved, increasing Mr. Lawlor’s base salary to $350,000, maintaining his target bonus level at 100% of base salary and increasing his target equity grant level to 343% of base salary. This action was based on an evaluation of Mr. Lawlor’s performance for the prior year and an analysis of competitive benchmarks. The competitive benchmark analysis considered data compiled and presented by Watson Wyatt Worldwide in showing that his target total compensation was the lowest in the independently selected peer group, while a composite rating based on both operational performance and shareholder returns for the peer group ranked us in the 69th percentile.
     In July 2008, the independent members of the Board of Directors evaluated Mr. Lawlor’s performance against a set of annual performance goals recommended by the MD&C Committee and approved by the same independent members. The goals fall into four categories:
•	financial goals, focused on revenue, earnings before interest, taxes, depreciation and amortization, and core net income as set forth in our approved plan,

•	operating goals, including metrics such as consumer adoption rate and transaction growth,

•	strategic goals, including initiatives relating to organization development, capital structure, acquisitions and other strategic matters, and

•	leadership and other qualitative factors that the independent members of the Board may deem appropriate in evaluating chief executive performance.
     In 2008, each of these categories was weighted 30%, 30%, 30% and 10%, respectively, for a possible score of 100%. This score is used by the MD&C Committee and independent members of the Board in evaluating Mr. Lawlor’s performance and setting the individual compensation elements comprising his total compensation opportunity.
     Financial goals were measured using company and peer group financial information for the 2005 through 2007 period, as well as a mid-year evaluation of company financial performance against its plan and the performance projected for the balance of 2008. Operating goals were measured against plan targets and approved corporate goals for 2007 and performance through mid-year 2008 and projected performance for the balance of 2008. Strategic and qualitative goals were assessed based on accomplishments over the prior 12 month period and projected for the next six months.
     In making its most recent evaluation, the MD&C Committee considered that for the 2005-2007 time period we showed positive performance relative to our peer group on financial metrics having:
•	outperformed the peer group for one and three year compound annual revenue growth, delivering 47% and 47%, respectively, versus 10% and 12% for the peer group,

•	outperformed the peer group one and three year compound annual earnings before interest, taxes, depreciation and amortization growth, delivering 59% and 63%, respectively, versus 16% and (1)% for the peer group, and

•	outperformed the peer group for one and three year compound annual core net income growth, delivering 56% and 8%, respectively, versus 15% and (15)% for the peer group.

     The MD&C Committee viewed the strong financial results for the 2005-2007 in light of several factors influencing our performance. It considered that revenue growth was positively impacted by a large, transforming acquisition, which increased our growth above already strong organic growth rates. It also considered that earnings measures were negatively impacted by short-term margin decreases associated with the acquisition and a cluster of large client departures. Most of these departures were related to our acquisitions or acquisition of the clients which, given our high fixed cost structure, disproportionately reduced earnings measures for a temporary period until equivalent revenue could be generated or cost structures realigned. The MD&C Committee noted that operating goals for the evaluation period were generally strong.
     In reviewing mid-year actual and forecast balance of the year 2008 financial and operating performance, the MD&C Committee noted that both revenue and earnings performance were below the plan established for 2008. However, it considered that a substantial portion of this shortfall was due to a decline in interest rates and the impact that had on our revenue and earnings.
     In addressing strategic and qualitative goals, the MD&C Committee recognized Mr. Lawlor for his continuing leadership, both in the Company and its industry. It noted that he had overseen the successful integration of the Internet Transaction Solutions acquisition, delivered several key new products and infrastructure upgrades during the period and continued to address organizational scale. They noted, however, that he and the Chief Financial Officer had not remediated the material weaknesses in the Company’s financial controls.
     Based on its July 2008 evaluation of the Company’s absolute and comparative performance, the MD&C Committee determined that it would leave Mr. Lawlor’s compensation structure and targets unchanged for the upcoming year even though his compensation remained below competitive benchmarks. For full year 2008, Mr. Lawlor received 79% of his annual cash base salary after exchanging 21% of that salary for equity to further ensure our financial health and align his interests with those of shareholders. Under our Annual Incentive Plan, he earned 65% of his target bonus, reflecting our performance against our revenue and earnings goals for the period. However, as all bonus payouts were made in equity granted on January 2, 2008, and as the market price of our stock fell approximately 75% between the issuance of that equity and its vesting, Mr. Lawlor’s earned shares had a market value of only about 16% of their original issue value as of the date of vesting. In total, the cash and market value the Chief Executive Officer’s 2008 annual compensation was approximately 58% of his target. Including the market value of long-term incentive compensation granted during 2008, and assuming full vesting of performance-based shares, the cash and market value the Chief Executive Officer’s 2008 total direct compensation was approximately 37% of his target.
     Subsequent to Mr. Lawlor’s last annual evaluation, management and the MD&C Committee noted further deterioration in interest rates and other market factors. As a part of managing within this environment and further aligning his interest with those of shareholders, the MD&C Committee approved the following additional actions with respect to Mr. Lawlor’s compensation:
•	a 5% reduction in his base salary effective February 1, 2009,

•	the issuance of his equity under our Annual compensation Plan at a 16% premium to the market price on the date of grant rather than at the market price, and

•	a 30% reduction to his long-term incentive plan target, with those shares also being issued at a 16% premium to the market price of our stock on the date of grant.
Summary Compensation Table
     The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2008.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2	($)	($)	($)	($)
Matthew P. Lawlor	2008	$350,216	$—	$338,492	$246,309	$—	$—	$—	$935,017
Chairman & Chief	2007	$332,807	$—	$191,199	$95,584	$—	$—	$—	$619,590
Executive Officer	2006	$299,583	$—	$86,490	$123,663	$49,640	$—	$—	$559,376

Raymond T. Crosier	2008	$255,225	$—	$121,872	$94,106	$—	$—	$—	$471,203
President and Chief	2007	$252,417	$—	$111,147	$61,224	$—	$—	$—	$424,788
Operating Officer	2006	$238,333	$—	$55,950	$80,830	$36,625	$—	$—	$411,738

Catherine A. Graham	2008	$235,265	$—	$93,325	$79,816	$—	$—	$—	$408,406
Executive Vice President,	2007	$232,409	$—	$87,918	$49,054	$—	$—	$—	$369,381
Chief Financial Officer and Treasurer	2006	$220,946	$—	$33,805	$74,633	$34,000	$—	$—	$363,384

(1)	During 2008, Mr. Lawlor, Mr. Crosier and Ms. Graham elected to forego a portion of their cash salaries equal to $74,375, $42,500 and $39,169, respectively, in return for stock awards. The fair values of these stock awards are included in the Grant of Plan-Based Awards table.

(2)	The value shown for option and stock awards is equal to the amount recognized in our statement of operations per SFAS No. 123(R). See our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 for complete descriptions of the assumptions made in the valuation of the option and stock awards.

Grant of Plan-Based Awards
     The following table summarizes the plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table that follows.

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
		Estimated Future Payouts						Number of	Number of	Exercise or	Closing	Fair Value
		Under Non-Equity			Estimated Future Payouts Under			Shares of	Securities	Base Price	Price on	of Stock
		Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	Grant	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)	($)
Matthew P. Lawlor	1/2/08	$—	—	—	—	—	—	—	58,674	$12.01	$12.01	$360,006
Matthew P. Lawlor	2/29/08	$—	—	—	—	—	—	—	23,629	$10.24	$10.24	$120,005
Catherine A. Graham	1/2/08	$—	—	—	—	—	—	—	12,224	$12.01	$12.01	$75,003
Catherine A. Graham	2/29/08	$—	—	—	—	—	—	—	4,923	$10.24	$10.24	$25,002
Raymond T. Crosier	1/2/08	$—	—	—	—	—	—	—	14,669	$12.01	$12.01	$90,005
Raymond T. Crosier	2/29/08	$—	—	—	—	—	—	—	5,908	$10.24	$10.24	$30,005
Raymond T. Crosier	1/2/08	$—	—	—	—	—	—	7,494	—	$—	$12.01	$90,003
Raymond T. Crosier	1/2/08	$—	—	—	7,962	15,925	23,887	—	—	$—	$12.01	$286,883
Raymond T. Crosier	2/29/08	$—	—	—		—	—	2,930	—	$—	$10.24	$30,003
Raymond T. Crosier	2/29/08	$—	—	—	1,465	5,860	8,790	—	—	$—	$10.24	$90,010
Raymond T. Crosier	10/11/08	$—	—	—	—	—	—	7,311	—	$—	$4.36	$31,876
Raymond T. Crosier	11/10/08	$—	—	—	—	—	—	3,125	—	$—	$3.40	$10,625
Catherine A. Graham	1/2/08	$—	—	—	—	—	—	6,245	—	$—	$12.01	$75,002
Catherine A. Graham	1/2/08	$—	—	—	5,870	11,741	17,611	—	—	$—	$12.01	$211,508
Catherine A. Graham	2/29/08	$—	—	—		—	—	2,442	—	$—	$10.24	$25,006
Catherine A. Graham	2/29/08	$—	—	—	1,221	4,883	7,325	—	—	$—	$10.24	$75,008
Catherine A. Graham	10/11/08	$—	—	—	—	—	—	6,738	—	$—	$4.36	$29,378
Catherine A. Graham	11/10/08	$—	—	—	—	—	—	2,881	—	$—	$3.40	$9,795
Matthew P. Lawlor	1/2/08	$—	—	—	—	—	—	29,976	—	$—	$12.01	$360,012
Matthew P. Lawlor	1/2/08	$—	—	—	14,571	29,143	43,714	—	—	$—	$12.01	$525,005
Matthew P. Lawlor	2/29/08	$—	—	—		—	—	11,719	—	$—	$10.24	$120,003
Matthew P. Lawlor	2/29/08	$—	—	—	5,860	23,438	35,157	—	—	$—	$10.24	$360,008
Matthew P. Lawlor	10/11/08	$—	—	—	—	—	—	15,052	—	$—	$4.36	$65,627
Matthew P. Lawlor	11/10/08	$—	—	—	—	—	—	2,574	—	$—	$3.40	$8,752

     On December 10, 2008, the Company modified certain performance factors of its 2008 Bonus Plan, under which Mr. Lawlor, Mr. Crosier and Ms. Graham had received equity awards. At that time, the MD&C Committee approved the modifications to the plan. These modifications were made to adjust for the significant interest rate decline that occurred during the year. As interest rate declines were beyond the control of management and also disproportionately impacted a portion of the participants, the MD&C Committee adjusted revenue and core earnings targets by approximately half of the net interest rate decline impact during the year in order to make bonus payouts more equitable.

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the outstanding option and stock awards held by our named executive officers at December 31, 2008.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan Awards:					Number of	Value of
			Number of				Market	Unearned	Unearned
	Number of	Number of	Securities				Value of	Shares,	Shares,
	Securities	Securities	Underlying			Number of	Shares or	Units or	Units or
	Underlying	Underlying	Unexercised	Option		Shares or	Units of	Other	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Units That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1	(#)	($)	Date	Vested(2)	Vested	Vested(3)	Vested
Matthew P. Lawlor	50,000	—	—	$14.06	6/4/2009	56,517	267,891	35,992	170,602
Matthew P. Lawlor	33,476	14,347	—	$3.06	1/11/2011
Matthew P. Lawlor	82,524	—	—	$2.30	1/1/2012
Matthew P. Lawlor	80,482	26,826	—	$2.86	2/15/2012
Matthew P. Lawlor	18,750	—	—	$3.05	6/4/2009
Matthew P. Lawlor	8,000	—	—	$6.21	12/11/2013
Matthew P. Lawlor	18,750	—	—	$4.40	6/4/2013
Matthew P. Lawlor	9,300	—	—	$8.59	12/31/2014
Matthew P. Lawlor	10,126	—	—	$11.05	12/30/2015
Matthew P. Lawlor	10,602	5,301	—	$11.05	1/1/2013
Matthew P. Lawlor	7,972	15,944	—	$9.70	1/16/2014
Matthew P. Lawlor	—	58,674	—	$12.01	1/2/2015
Matthew P. Lawlor	—	23,629	—	$10.24	2/28/2015
Raymond T. Crosier	35,000	—	—	$14.06	6/4/2009	19,684	93,302	18,926	89,709
Raymond T. Crosier	28,853	11,954	—	$3.06	1/11/2011
Raymond T. Crosier	72,815	—	—	$2.30	1/1/2012
Raymond T. Crosier	46,227	15,408	—	$2.86	2/15/2012
Raymond T. Crosier	16,250	—	—	$3.05	6/4/2009
Raymond T. Crosier	7,000	—	—	$6.21	12/11/2013
Raymond T. Crosier	16,250	—	—	$4.40	6/4/2013
Raymond T. Crosier	8,000	—	—	$8.59	12/31/2014
Raymond T. Crosier	7,498	—	—	$11.05	12/30/2015
Raymond T. Crosier	6,859	3,429	—	$11.05	1/1/2013
Raymond T. Crosier	4,646	9,291	—	$9.70	1/16/2014
Raymond T. Crosier	—	14,669	—	$12.01	1/2/2015
Raymond T. Crosier	—	5,908	—	$10.24	2/28/2015
Catherine A. Graham	54,761	48,641	—	$3.20	3/18/2012	15,979	75,740	13,902	65,895
Catherine A. Graham	45,000	—	—	$3.20	3/18/2009
Catherine A. Graham	6,000	—	—	$6.21	12/11/2013
Catherine A. Graham	6,000	—	—	$8.59	12/31/2014
Catherine A. Graham	6,955	—	—	$11.05	12/30/2015
Catherine A. Graham	4,144	2,072	—	$11.05	1/1/2013
Catherine A. Graham	3,773	7,544	—	$9.70	1/16/2014
Catherine A. Graham	—	12,224	—	$12.01	1/2/2015
Catherine A. Graham	—	4,923	—	$10.24	2/28/2015

     (1) The following number of stock options vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date
40,708	1/1/2009	11,954	1/11/2009	11,560	1/1/2009
14,347	1/11/2009	7,704	2/15/2009	8,500	3/18/2009
13,413	2/15/2009	7,704	2/15/2010	40,141	3/18/2010
35,406	1/1/2010	14,935	1/1/2009	9,488	1/1/2010
13,413	2/15/2010	11,504	1/1/2010	5,715	1/1/2011
27,434	1/1/2011	6,858	1/1/2011

(2) The following number of shares vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date
24,298	1/1/2009	10,158	1/1/2009	8,095	1/1/2009
18,321	1/1/2010	6,052	1/1/2010	4,989	1/1/2010
13,898	1/1/2011	3,474	1/1/2011	2,895	1/1/2011

(3) The following number of incentive plan shares vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date
6,715	1/1/2009	4,344	1/1/2009	2,625	1/1/2009
14,571	3/1/2009	7,962	3/1/2009	5,870	3/1/2009
8,846	3/1/2010	5,155	3/1/2010	4,186	3/1/2010
5,860	3/1/2011	1,465	3/1/2011	1,221	3/1/2011

Option Exercises and Stock Vested
     The following table summarizes the exercises of stock options and vesting of restricted stock units for our named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise (#)	($)	(#)	($)
Matthew P. Lawlor	67,741	$479,686	34,107	$248,500
Raymond T. Crosier	43,544	$309,387	20,106	$146,198
Catherine A. Graham	—	$—	16,293	$110,191

Pension Benefits
     The table disclosing the actuarial present value of our named executive officers accumulated benefit under defined benefits plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plans available to named executive officers in 2008 were our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation
     The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, and each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because we had no non-qualified deferred compensation plans or benefits for named executive officers or other employees in 2008.
Change-in-Control Arrangements
     Under our 2005 Restricted Stock and Option Plan, the grants to all employees who were employed for at least two years prior to a change of control vest upon a change of control. For all other employees, their grants under this plan shall vest upon the one year anniversary of the change of control or as to any of such employees whose employment is terminated prior to such anniversary, upon the date of termination. Please also refer to our prior discussion in the “Potential Payments Upon Termination or Change in Control” section of this document.
Director Compensation
     Each non-employee Director receives a one-time option to purchase shares of common stock with a fair market value of $39,000 (with an exercise price at the fair market value of the common stock at the time of grant) at the beginning of his or her initial term. The stock option vests annually over three years. Additionally, each non-employee Director receives annually (i) a fee of $29,240, (ii) an additional fee of $2,500 for each Board Committee on which he or she serves as the Chairperson, (iii) an additional fee of $1,250 if he or she serves on the Audit Committee, (iv) an option to purchase shares of common stock with a fair market value of $38,760, (v) an additional option to purchase shares of common stock with a fair market value of $2,500 for each Board Committee on which he serves as the Chairperson, and (vi) an additional option to purchase shares of common stock with a fair market value of $1,250 if he or she serves on the Audit Committee. The cash fees are paid in quarterly installments. The stock options are granted at the beginning of each annual term with an exercise price at the fair market value of the common stock at the time of grant, and they vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and Committee meetings. The employee director and the appointed designee of the holders of our Series A-1 Preferred Stock do not receive any compensation for their participation in Board or Committee meetings.
     During 2008, the Directors elected to forego a percentage of the portion of their compensation that is paid in cash in return for stock awards. The fair values of these stock awards are included in the table below.
     The following table summarizes the cash, equity awards and other compensation earned, paid or awarded to each of our independent Directors during the fiscal year ended December 31, 2008.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)(1)	($)(2)(3)	($)	($)	($)	Total ($)
Stephen S. Cole	$19,650	$12,633	$39,493	$—	$—	$—	$71,776
Michael H. Heath	$18,900	$13,638	$36,129	$—	$—	$—	$68,667
Debra A. Janssen(4)	$6,050	$—	$27,660	$—	$—	$—	$33,710
Michael E. Leitner	$—	$—	$—	$—	$—	$—	$—
Janey A. Place	$—	$11,632	$23,351	$—	$—	$—	$34,983
J. Heidi Roizen	$—	$12,633	$23,351	$—	$—	$—	$35,984
Ervin R. Shames	$18,900	$12,633	$36,129	$—	$—	$—	$67,662
Joseph J. Spalluto	$17,400	$13,638	$33,624	$—	$—	$—	$64,662
William H. Washecka	$19,650	$13,136	$37,383	$—	$—	$—	$70,169
Barry D. Wessler	$19,650	$13,136	$37,383	$—	$—	$—	$70,169

(1)	The grant date fair values of stock awards granted to Directors during 2008 is as follows:

Total
Grant Date
Name	Fair Value
Stephen S. Cole	$12,633
Michael H. Heath	$13,638
Janey A. Place	$11,632
J. Heidi Roizen	$12,633
Ervin R. Shames	$12,633
Joseph J. Spalluto	$13,638
William H. Washecka	$13,136
Barry D. Wessler	$13,136

(2)	As of December 31, 2008, the number of aggregate shares underlying outstanding option awards held by the Directors is as follows:

Option Awards
Name	Outstanding
Stephen S. Cole	22,431
Michael H. Heath	51,963
Janey A. Place	20,063
J. Heidi Roizen	20,063
Ervin R. Shames	42,220
Joseph J. Spalluto	45,334
William H. Washecka	27,753
Barry D. Wessler	23,740

(3)	The grant date fair values of option awards granted to Directors during 2008 is as follows:

Total Grant
Name	Date Fair Value
Stephen S. Cole	$42,753
Michael H. Heath	$41,502
Janey A. Place	$78,002
J. Heidi Roizen	$78,002
Ervin R. Shames	$41,502
Joseph J. Spalluto	$39,001
William H. Washecka	$42,753
Barry D. Wessler	$42,753

(4)	Resigned on March 7, 2008.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
     To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2010, a stockholder proposal must be received by the Secretary at our principal executive offices not later than November 16, 2009. Any such proposal will be subject to rules and regulations under the Securities Exchange Act of 1934, as amended.
     Our Bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before, or nominate directors for election at, an annual meeting. The stockholder must give timely written notice to the Secretary of Online Resources Corporation. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the proxy rules of the SEC.